FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
Date: August 6, 2020

Maximus Reports Fiscal Year 2020 Third Quarter Results
- Company Raises Guidance While COVID-19 Disruptions Persist -

(RESTON, Va. - August 6, 2020) - Maximus (NYSE: MMS), a leading provider of government services worldwide, reported financial results for the three and nine months ended June 30, 2020.

Highlights for the third quarter of fiscal 2020 include:

•The Company’s continued focus on safeguarding employees and strategic technology investments have enabled continued support of our customers and citizens through the COVID-19 pandemic

•Revenue increased to $901.3 million as compared to $730.7 million reported for the same period last year, driven by the Census contract in the U.S. Federal Services Segment and new COVID-19 response work such as contact tracing and assistance with unemployment benefits

•Diluted earnings per share were $1.04 and benefited from a previously disclosed change order totaling $0.11 per diluted share

•Revenue and earnings were better than expected principally due to new work and the expansion of existing contracts as a result of COVID-19, and an improved outlook in our Australia operations. As a result, the Company increased revenue and earnings guidance for fiscal 2020 with revenue expected to range between $3.375 billion and $3.425 billion and diluted earnings per share to range between $3.20 and $3.30 per share

•A quarterly cash dividend of $0.28 for each share of our common stock outstanding payable on August 31, 2020, to shareholders of record on August 14, 2020.

COVID-19 Status Update
Overall, the Company is navigating the COVID-19 pandemic using a hybrid operational model which maintains delivery of services through a mix of safe, on-site working arrangements and work-from-home arrangements. The pandemic continues to impact all segments. The Outside the U.S. Segment remains impacted by the temporary halt on face-to-face health assessments and a general pandemic related slowdown in employment services. Within U.S. operations, disruptions persist on several performance-based contracts from ongoing COVID-19 response efforts by our government clients. For example, these programs have relaxed certain program requirements to allow vulnerable citizens continued access to vital services resulting in lower volumes and revenues.

These negative impacts have been offset by new COVID-19 response work, the restructuring of certain employment services contracts Outside the U.S. to reflect more equitable pay models, and an increase in expected revenue and earnings from the Census contract in the U.S. Federal Services Segment.

"Our employees have shown true resilience, working tirelessly to help citizens navigate challenging circumstances as governments have responded. The necessity of the health and human services programs we are entrusted to administer is no more apparent than during an economic crisis precipitated by the current global pandemic," shared Bruce Caswell, President and Chief Executive Officer. "Meanwhile, we continue to execute upon our three goals of Digital Transformation, which has helped us quickly transition to a hybrid operational model, Clinical Evolution, and the expansion of clinical BPO support services in response to COVID-19, and Market Expansion, supporting our strategic trajectory in the face of this global disruption."

Third Quarter Results
For the third quarter of fiscal 2020, revenue increased to $901.3 million as compared to $730.7 million reported for the prior-year period last year driven by the Census contract in the U.S. Federal Services Segment and COVID-19 response work such, as contact tracing and assistance with unemployment benefits. Excluding the citizen engagement centers business acquired in November 2018, which includes the Census contract, organic growth for the third quarter of fiscal 2020 was 3.5% compared to the prior-year period and tempered by declines in the Outside the U.S. Segment.

For the third quarter of fiscal 2020, operating income totaled $87.3 million, yielding an operating margin of 9.7%. This compares to 11.4% for the same period last year. The operating margin was lower due to decreased revenue from performance-based contracts and a greater mix of lower margin, cost-plus work related to the Census contract.

For the third quarter of fiscal 2020, net income attributable to Maximus totaled $64.5 million, or $1.04 of diluted earnings per share, which includes a $9 million change order that benefited results by $0.11 per diluted share. This compares to the third quarter of fiscal 2019 diluted earnings per share of $0.97.

U.S. Health & Human Services Segment
Revenue in the U.S. Health & Human Services Segment for the third quarter of fiscal 2020 increased 15.7% to $337.0 million compared to $291.1 million reported for the same period last year. All growth in this segment was organic and attributable to new work, including work tied to COVID-19 response efforts, and the expansion of existing contracts.

Operating margin for the third quarter of fiscal 2020 was 18.1% compared to 18.6% reported for the prior-year period. Operating margin for the third quarter of fiscal 2020 was 15.9% without the benefit of the aforementioned change order. The operating margin was impacted by operational disruptions related to the pandemic. As an example, the Company has experienced lower revenue and earnings on a significant performance-based state Medicaid program, where our government client paused renewals to ensure that individuals and families retain vital access to healthcare.

Continued disruptions are expected in the U.S. Health & Human Services Segment while still forecasted to deliver an operating margin between 17% and 18% for the full year.

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the third quarter of fiscal 2020 increased to $450.1 million compared to $292.3 million reported for the same period last year. All revenue growth in this segment was organic. Excluding the citizen engagement centers business, organic revenue growth was 4.1% driven by new work, including that tied to COVID-19 response efforts, and growth on existing contracts.

Operating margin for the third quarter of fiscal 2020 was 8.7% compared to 11.6% reported for the prior-year period and was impacted by a combination of reduced volumes and revenue on certain performance-based contracts and a greater mix of cost-plus contracts which typically have lower operating margins. For example, the volume of independent medical reviews has decreased significantly due to a precipitous drop in workers' compensation claims.

The Census contract continued to operate at peak levels in the quarter due to the Census Bureau's extended response period. This contract delivered approximately $170 million and $380 million of revenue for the three and nine months ended June 30, 2020, respectively, and is expected to deliver approximately $500 million of revenue in fiscal year 2020.

The U.S. Federal Services Segment is expected to deliver an operating margin between 8% and 9% for the full year with a bias toward the lower end of the range.

Outside the U.S. Segment
Outside the U.S. Segment revenue for the third quarter of fiscal 2020 decreased to $114.2 million compared to $147.3 million reported for the same period last year. Operating loss for the third quarter of fiscal 2020 was $5.8 million compared to an operating profit of $5.0 million and an operating margin of 3.4% reported for the prior-year period. This segment contains several significant employment services contracts, most notably in the U.K. and Australia, and the Health Assessment Advisory Service (HAAS) contract in the U.K., which all continue to operate at reduced levels.

The operating loss for the third quarter of fiscal 2020 is less than previously forecasted due to greater visibility of future outcome payments on the employment services contracts. The Company also successfully modified the contractual terms on certain employment services contracts to allow for more equitable pay points or cost reimbursement arrangements.

The Segment is still expected to end the full year in an operating loss position, although a significant loss is not expected in the fourth quarter of fiscal 2020. Face-to-face assessments on the HAAS contract remain suspended and other programs continue to be impacted by COVID-19. However, in fiscal 2021, the Company anticipates an expanded need and pent-up demand for employment services as geographies begin to emerge from the pandemic and may face unprecedented unemployment levels.

Sales and Pipeline
Year-to-date signed contract awards at June 30, 2020, totaled $1.5 billion and contracts pending (awarded but unsigned) totaled $672 million. These awards reflect total contract value.
The sales pipeline at June 30, 2020, was $28.9 billion (comprised of approximately $1.9 billion in proposals pending, $1.9 billion in proposals in preparation, and $25.1 billion in opportunities tracking).

Mr. Caswell continued, "The pipeline dynamics continue to be unique since the pandemic began in March. We still see procurements being completed in record time for efforts to support COVID-19. As you would expect, that focus has taken away from previously planned, normal course procurements. It continues to be a fluid situation that is changing daily where we anticipate both positive and negative impacts."

Balance Sheet and Cash Flows
Cash and cash equivalents at June 30, 2020, totaled $81.5 million and excludes $14.4 million of restricted cash included in the Consolidated Statement of Cash Flows. Outstanding draws on the Company's credit facility totaled $145.0 million at the end of the third quarter, leaving $255.0 million of available capacity.

For the nine months ended June 30, 2020, cash from operations totaled $96.1 million and free cash flow was $67.6 million. Year-to-date cash from operations has been negatively impacted due to the additional investment in working capital required by increases to revenue, the timing of collections, and lower income attributable to the Outside the U.S. Segment. Days sales outstanding (DSO) of 84 days at June 30, 2020, caused negative cash flows for the three months ended June 30, 2020.

At June 30, 2020, DSO were 84 days and outside the Company's typical range of 65 to 80 days. Subsequent to June 30, 2020, more than $90 million of accounts receivable were collected and DSO would have been 74 days with those payments included.

On July 3, 2020, our Board of Directors declared a quarterly cash dividend of $0.28 for each share of our common stock outstanding. The dividend is payable on August 31, 2020, to shareholders of record on August 14, 2020.

Outlook Maximus is increasing revenue and earnings guidance for fiscal 2020 following new work wins and the expansion of existing work tied to the COVID-19 response, including the extension of the Census contract. The Company anticipates fiscal 2020 revenue will range between $3.375 and $3.425 billion and diluted earnings per share will range between $3.20 and $3.30 per share. Cash flows from operations are expected to range between $200 and $220 million and free cash flow between $180 and $200 million.
Mr. Caswell added, "We are proud that our customers trust our experience and abilities to provide solutions and continued support during this critical time. We cannot predict with certainty how long the pandemic will last but we feel prepared to continue operating in our current manner and our strong financial standing furthers that ability."

Conference Call and Webcast Information
Maximus will host a conference call this morning, August 6, 2020, at 9:00 a.m. (ET).

The call is open to the public and available by webcast.

To receive dial-in details, participants must register prior to the call. Once registered, dial-in details will be sent to the participant by email.

For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.

About Maximus
Since 1975, Maximus has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. Maximus delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 30,000 employees worldwide, Maximus is a proud partner to government agencies in the United States, Australia, Canada, Italy, Saudi Arabia, Singapore, Sweden, and the United Kingdom. For more information, visit maximus.com.

Non-GAAP Measures
This release refers to non-GAAP financial measures, including free cash flow, constant currency, and days sales outstanding.

We have provided a reconciliation of free cash flow to cash flows from operations.

A description of these non-GAAP measures, the reasons why we use and present them and details as to how they are calculated are included in our Annual Report on Form 10-K.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties such as those related to impact of the COVID-19 pandemic including but not limited to:
•The ultimate duration of the pandemic
•The threat of further negative pandemic-related impacts
•Delays in our core programs returning to normal volumes and operations
•The potential impacts resulting from budget challenges with our government clients
•The possibility of delayed or missed payments by customers
•The potential for further supply chain disruptions impacting IT or safety equipment
•The impact of further legislation and government policies on the programs we operate
These risks could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on maximus.com.

Maximus, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Revenue	$901,337	$730,710	$2,537,701	$2,131,849
Cost of revenue	715,734	556,463	2,023,550	1,628,915
Gross profit	185,603	174,247	514,151	502,934
Selling, general and administrative expenses	89,582	81,604	283,662	239,377
Amortization of intangible assets	8,712	9,049	26,734	24,026
Operating income	87,309	83,594	203,755	239,531
Interest expense	616	420	1,565	2,614
Other (expense)/income, net	(671)	556	621	3,048
Income before income taxes	86,022	83,730	202,811	239,965
Provision for income taxes	21,558	20,765	51,963	59,511
Net income	64,464	62,965	150,848	180,454
Income/(loss) attributable to noncontrolling interests	—	67	—	(281)
Net income attributable to Maximus	$64,464	$62,898	$150,848	$180,735
Basic earnings per share	$1.04	$0.98	$2.38	$2.80
Diluted earnings per share	$1.04	$0.97	$2.37	$2.79
Dividends paid per share	$0.28	$0.25	$0.84	$0.75
Weighted average shares outstanding:
Basic	61,882	64,405	63,463	64,534
Diluted	62,102	64,759	63,666	64,800

Maximus, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2020	September 30, 2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$81,548	$105,565
Accounts receivable — billed and billable, net of reserves of $13,031 and $5,382	626,471	476,690
Accounts receivable — unbilled	203,267	123,884
Income taxes receivable	8,284	20,805
Prepaid expenses and other current assets	59,942	62,481
Total current assets	979,512	789,425
Property and equipment, net	73,319	99,589
Capitalized software, net	35,447	32,369
Operating lease right-of-use assets	171,041	—
Goodwill	586,757	584,469
Intangible assets, net	151,115	179,250
Deferred contract costs, net	20,267	18,921
Deferred compensation plan assets	33,834	32,908
Deferred income taxes	3,450	186
Other assets	8,244	8,615
Total assets	$2,062,986	$1,745,732
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$217,831	$177,786
Accrued compensation and benefits	130,396	106,789
Deferred revenue	48,743	43,344
Income taxes payable	4,725	13,952
Current portion of long-term debt and other borrowings	7,000	9,658
Operating lease liabilities	74,878	—
Other liabilities	18,971	12,709
Total current liabilities	502,544	364,238
Deferred revenue, less current portion	30,090	32,341
Deferred income taxes	44,532	46,560
Long-term debt, less current portion	145,161	231
Deferred compensation plan liabilities, less current portion	34,302	34,079
Operating lease liabilities, less current portion	103,236	—
Other liabilities	8,174	20,082
Total liabilities	868,039	497,531
Shareholders’ equity:
Common stock, no par value; 100,000 shares authorized; 61,313 and 63,979 shares issued and outstanding at June 30, 2020, and September 30, 2019, at stated amount, respectively	517,200	498,433
Accumulated other comprehensive loss	(46,684)	(45,380)
Retained earnings	724,431	794,739
Total Maximus shareholders' equity	1,194,947	1,247,792
Noncontrolling interests	—	409
Total equity	1,194,947	1,248,201
Total liabilities and equity	$2,062,986	$1,745,732

Maximus, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Cash flows from operations:
Net income	$64,464	$62,965	$150,848	$180,454
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment and capitalized software	16,278	12,181	47,496	34,588
Amortization of intangible assets	8,712	9,049	26,734	24,026
Deferred income taxes	(8,248)	(6,568)	(5,210)	11,196
Stock compensation expense	5,758	5,419	17,558	15,323
Gain on sale of a business	(1,706)	—	(1,706)	—

Change in assets and liabilities net of effects of business combinations:
Accounts receivable — billed and billable	(94,756)	(35,411)	(147,626)	(108,131)
Accounts receivable — unbilled	(82,556)	36,983	(80,267)	46,172
Prepaid expenses and other current assets	(3,733)	2,185	529	(2,933)
Deferred contract costs	(899)	(2,727)	(1,396)	(8,142)
Accounts payable and accrued liabilities	26,300	11,382	48,622	53,462
Accrued compensation and benefits	29,808	16,725	33,647	9,282
Deferred revenue	(2,494)	3,422	2,806	7,857
Income taxes	28,269	19,635	563	3,139
Operating lease right-of-use assets and liabilities	(1,237)	—	(1,071)	—
Other assets and liabilities	2,851	1,260	4,556	(2,582)
Cash flows (used in)/from operations	(13,189)	136,500	96,083	263,711

Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(9,314)	(20,492)	(28,436)	(39,033)
Acquisitions of businesses, net of cash acquired	(60)	(240)	(2,611)	(422,049)
Proceeds from the sale of a business	3,250	—	3,250	—
Maturities of short-term investments	—	—	—	19,996
Other	287	96	385	380
Cash used in investing activities	(5,837)	(20,636)	(27,412)	(440,706)

Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(17,175)	(15,953)	(52,988)	(47,936)
Purchases of Maximus common stock	—	—	(166,959)	(46,068)
Tax withholding related to RSU vesting	—	—	(10,614)	(8,915)
Borrowings under credit facility and other loan agreements	79,773	—	421,488	320,048
Repayment of credit facility and other long-term debt	(87,715)	(75,058)	(278,971)	(316,597)
Other	(305)	—	(957)	(133)
Cash used in financing activities	(25,422)	(91,011)	(89,001)	(99,601)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,694	(362)	(174)	(994)

Net (decrease)/increase in cash, cash equivalents and restricted cash	(42,754)	24,491	(20,504)	(277,590)

Cash, cash equivalents and restricted cash, beginning of period	138,742	54,478	116,492	356,559

Cash, cash equivalents and restricted cash, end of period	$95,988	$78,969	$95,988	$78,969

Maximus, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,				Nine Months Ended June 30,
	2020	% (1)	2019	% (1)	2020	% (1)	2019	% (1)
Revenue:
U.S. Health & Human Services	$336,950		$291,132		$957,929		$876,082
U.S. Federal Services	450,143		292,295		1,210,105		799,018
Outside the U.S.	114,244		147,283		369,667		456,749
Total	$901,337		$730,710		$2,537,701		$2,131,849

Gross Profit:
U.S. Health & Human Services	$93,029	27.6%	$86,664	29.8%	$268,073	28.0%	$260,955	29.8%
U.S. Federal Services	84,723	18.8%	66,803	22.9%	232,502	19.2%	175,484	22.0%
Outside the U.S.	7,851	6.9%	20,780	14.1%	13,576	3.7%	66,495	14.6%
Total	$185,603	20.6%	$174,247	23.8%	$514,151	20.3%	$502,934	23.6%

Selling, general, and administrative expense:
U.S. Health & Human Services	$31,996	9.5%	$32,414	11.1%	$102,633	10.7%	$93,953	10.7%
U.S. Federal Services	45,490	10.1%	32,896	11.3%	131,455	10.9%	90,632	11.3%
Outside the U.S.	13,668	12.0%	15,791	10.7%	47,125	12.7%	52,591	11.5%
Gain on sale of a business (3)	(1,706)	NM	—	NM	(1,706)	NM	—	NM
Other (2)	134	NM	503	NM	4,155	NM	2,201	NM
Total	$89,582	9.9%	$81,604	11.2%	$283,662	11.2%	$239,377	11.2%

Operating income:
U.S. Health & Human Services	$61,033	18.1%	$54,250	18.6%	$165,440	17.3%	$167,002	19.1%
U.S. Federal Services	39,233	8.7%	33,907	11.6%	101,047	8.4%	84,852	10.6%
Outside the U.S.	(5,817)	(5.1)%	4,989	3.4%	(33,549)	(9.1)%	13,904	3.0%
Amortization of intangible assets	(8,712)	NM	(9,049)	NM	(26,734)	NM	(24,026)	NM
Gain on sale of a business (3)	1,706	NM	—	NM	1,706	NM	—	NM
Other (2)	(134)	NM	(503)	NM	(4,155)	NM	(2,201)	NM
Total	$87,309	9.7%	$83,594	11.4%	$203,755	8.0%	$239,531	11.2%

(1) Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”

(2) Other selling, general and administrative expenses includes credits and costs that are not allocated to a particular segment, including the costs for actual and potential acquisitions of other businesses.

(3) During fiscal year 2020, we sold Q2 Administrators LLC, a subsidiary within our U.S. Federal Services Segment, resulting in a gain.

Maximus, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Cash flows (used in)/from operations	$(13,189)	$136,500	$96,083	$263,711
Purchases of property and equipment and capitalized software costs	(9,314)	(20,492)	(28,436)	(39,033)
Capital expenditure as a result of acquisition (1)	—	—	—	4,542
Free cash flow	$(22,503)	$116,008	$67,647	$229,220

(1)  Purchases of property and equipment and capitalized software costs included $4.5 million in one-time payments to cover software licenses required for employees joining us through the citizen engagement centers acquisition in November 2018.

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